Exhibit 99.1

Investor/Press Contact:
FOR IMMEDIATE RELEASE	Kara B. Jenny
Chief Financial Officer
Bluefly, Inc.
212-944-8000 ext. 286
kara.jenny@bluefly.com

BLUEFLY REPORTS THIRD QUARTER 2012 RESULTS

Announces $10 million working capital facility

NEW YORK – November 21, 2012 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced its results for the third quarter of 2012 as well as a new working capital credit facility.“We continue to execute on our new strategy, and while our net sales were only slightly up for the quarter, that we were able to achieve sales of over $21 million with 25% less average inventory is a testament to the efficiency of the new model we are building,” said Joseph Park, the Company’s Chief Executive Officer. “Our new strategy optimizes return on invested capital and we increased inventory turns by more than 80% this quarter. Furthermore, healthy increases in free traffic, the continued growth in our overall member file, and the cross over between Bluefly and Belle & Clive member files position us well to leverage these drivers, which we believe will enable us to improve operating performance going forward. Product margins for the quarter were higher than the first quarter, however our overall gross margins were negatively impacted by a 26% increase in first-time customers and the associated acquisition costs from promotional shipping and daily deal offers. We continue to see strong growth both from Belle and Clive overall, as well as our international markets, where we experienced over 44% growth in orders. As we move into the fourth quarter, we will continue to optimize and refine our new strategy to maximize operating results and increase shareholder value.”

Results for the third quarter of 2012 included the following highlights:

•	Net sales increased by approximately 3% to $21.7 million, from $21.2 million in the third quarter of 2011, primarily as a result of a reduction in return rates, which were partially offset by a decrease in average order size, and a decrease in shipping and handling revenue related to increased promotional activity.

•	Gross profit margin decreased to 13.6%, from 29.1% in the third quarter of 2011, primarily attributable to (i) the deliberate shift in our strategy as we increase inventory turns by selling merchandise at lower gross margin percentages (ii) an increase in freight costs due to free shipping and (iii) daily deal promotions that we offered to first-time customers during the quarter. While our gross profit margin decreased during the quarter, our inventory turns have improved by more than 80% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.

•	Total operating expenses increased by 2% to $8.9 million, from $8.7 million in the third quarter of 2011. As a percentage of total net sales, total operating expenses remained relatively unchanged at 41% compared to the third quarter of 2011. The increase in total operating expenses was primarily attributable to an increase in total selling and fulfillment expenses of $0.6 million, which was partially offset by decreases in total marketing expenses of $0.3 million and total general and administrative expenses of $0.1 million, compared to the third quarter of 2011.

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•	Operating loss increased to $6.0 million, from $2.5 million in the third quarter of 2011.Net loss attributable to stockholders was $6.3 million, or $0.22 per share (based on 28.6 million weighted average shares outstanding), compared to a net loss attributable to stockholders of $2.5 million, or $0.10 per share (based on 25.5 million weighted average shares outstanding), in the third quarter of 2011.

•	Adjusted negative EBITDA increased to $4.8 million, from an adjusted negative EBITDA of $1.7 million in the third quarter of 2011.

•	Cash and cash equivalents decreased to $1.3 million at September 30, 2012, compared to $4.4 million at December 31, 2011.

•	Inventory decreased to $23.4 million at September 30, 2012, compared to $32.1 million at December 31, 2011.

On November 13, 2012, the Company secured a new $10 million senior-secured working capital credit facility with Salus Capital Partners LLC (“Salus”). The Salus facility replaces the Company’s $7.5 million credit facility with Wells Fargo Retail Finance, LLC.

“We believe that Salus is a great complement to the Company’s new strategy and we look forward to a mutually beneficial working relationship for many years to come. Salus is well-positioned to assist us in our future plans.” said Joseph Park, the Company’s Chief Executive Officer.

To supplement the consolidated financial results for the third quarter of 2012 presented in accordance with generally accepted accounting principles (GAAP), the Company is also reporting adjusted EBITDA as a non-GAAP financial measure that the Company believes allows for a better understanding of its operating performance.  The Company defines adjusted EBITDA as net loss attributable to Bluefly, Inc. stockholders excluding interest income, interest expense to related party stockholders, interest expense, income tax provision, depreciation and amortization expenses adjusted for non-cash stock-based compensation expenses.  The Company believes that this non-GAAP financial measure, when shown in conjunction with the corresponding GAAP measures, enhances the investor’s and management’s overall understanding of the Company’s current operating performance and provides greater transparency with respect to key operating metrics used by management in its financial and operational decision making process.  The Company considers this non-GAAP financial measure to be useful because it excludes certain non-cash and non-operating charges, which enables investors and management to analyze trends in the Company’s operations.  The presentation of this non-GAAP financial measure is not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information, please see the table captioned “Reconciliation of Non-GAAP Financial Information,” which provides a full reconciliation of actual results to the non-GAAP financial measures.

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About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. In 2011, Bluefly expanded its portfolio, launching Belle & Clive, a Members-only shopping destination that presents highly-curated selections of important brands via limited-time sale events. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the following: the Company’s history of losses and anticipated future losses; the risk of availability of additional capital, if required, to satisfy the Company’s needs for cash flow, inventory supply and growth of the business; the Company’s ability to realize benefits from new initiatives such as its members-only web site Belle and Clive; risks related to the Company’s shift in strategy to emphasize inventory turns over product margin; the risks that our reduction in spending on offline marketing in favor of online methods will continue to be successful; risks associated with the new Belle & Clive initiative; risks associated with the slow recovery from the unfavorable general economic environment; risks associated with affiliates of Rho Ventures, LP, affiliates of Soros Fund Management, private funds associated with Maverick Capital Ltd. and affiliates of Prentice Capital Management, LP each owning a significant portion of our stock; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; risks associated with our dependence on certain concentrations of suppliers for a material portion of our inventory; the risk of default by us under our credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under that agreement; risks of litigation related to the sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; our potential exposure to product liability claims in the event that products sold by us are defective; the dependence on third parties and certain relationships for certain services, including our dependence on UPS and USPS (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers; online commerce security risks; our ability to raise additional capital, if needed, to support the growth of our business; risks related to brand owners’ efforts to limit our ability to purchase products indirectly; management of potential growth; the competitive nature of our business and the potential for competitors with greater resources to enter the business; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to our Web Site; rising return rates; dependence upon executive personnel who do not have long-term employment agreements; the successful hiring and retaining of new personnel; risks associated with expanding our operations; risks associated with potential infringement of other’s intellectual property; the potential inability to protect our intellectual property; government regulation and legal uncertainties; uncertainties relating to the imposition of sales tax on Internet sales and our ability to utilize our net operating losses.

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CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended
	September 30,
	2012	2011

Net sales	$21,743,000	$21,194,000
Cost of sales	18,781,000	15,016,000
Gross profit	2,962,000	6,178,000

Gross margin	13.6%	29.1%

Selling and fulfillment expenses	5,154,000	4,525,000
Marketing expenses	1,848,000	2,123,000
General and administrative expenses	1,922,000	2,061,000
Total operating expenses	8,924,000	8,709,000

Operating loss	(5,962,000)	(2,531,000)

Interest expense to related party stockholders	(270,000)	--
Other interest expense, net	(88,000)	(65,000)

Net loss	(6,320,000)	(2,596,000)

Less: net loss attributable to non-controlling interest in Eyefly LLC	(43,000)	(102,000)

Net loss attributable to Bluefly, Inc. stockholders	$(6,277,000)	$(2,494,000)

Basic and diluted net loss per common share attributable to Bluefly, Inc.
stockholders	$(0.22)	$(0.10)

Weighted average common shares outstanding(basic and diluted)	28,576,612	25,530,899

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SELECTED CONSOLIDATED BALANCE SHEET
DATA & KEY METRICS – UNAUDITED

	September 30,	December 31,
	2012	2011
Cash and cash equivalents	$1,254,000	$4,413,000

Inventories, net	23,443,000	32,083,000

Prepaid expenses and other current assets	5,249,000	6,240,000

Property and equipment, net	6,489,000	5,705,000

Current liabilities	26,722,000	21,997,000

Stockholders’ equity (including non-controlling interest in Eyefly LLC)	9,932,000	26,256,000

	Three Months Ended
	September 30,
	2012	2011

Average order size (including shipping & handling)*	$226.33	$312.49
New members added during the period*	198,562	315,815

*Excludes Eyefly

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION – UNAUDITED

	Three Months Ended
	September 30,
	2012	2011

Net loss attributable to Bluefly, Inc. stockholders	$(6,277,000)	$(2,494,000)

Interest income	--	--
Interest expense to related party stockholders	270,000	--
Interest expense	88,000	66,000
Depreciation and amortization expenses	838,000	462,000
Non-cash stock-based compensation expenses	284,000	295,000

Adjusted EBITDA	$(4,797,000)	$(1,671,000)

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